Equity Residential

Fourth Quarter 2018

Earnings Release & Supplemental Financial Information

GRESB REAL ESTATE
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INVESTOR RELATIONS CONTACT:

Mr. Marty McKenna
InvestorRelations@eqr.com
(312) 474-1300
Two North Riverside Plaza
Chicago, IL 60606

FROM TOP TO BOTTOM:

EVIVA - *Denver, CO*
Acquired January 2019
LEED Silver

MARK ON 8TH - *Seattle, WA*
Acquired January 2019

MADOX - *Jersey City, NJ*
Acquired January 2019
LEED Silver

Fourth Quarter 2018 Results

Corporate Headquarters:
Two North Riverside Plaza
Chicago, IL 60606
(312) 474-1300

Information included in this supplemental package is unaudited.

NEWS RELEASE - FOR IMMEDIATE RELEASE

January 29, 2019

Equity Residential Reports Full Year 2018 Results

Provides Outlook for 2019

Chicago, IL – January 29, 2019 - Equity Residential (NYSE: EQR) today reported results for the quarter and year ended December 31, 2018.  All per share results are reported as available to common shares/units on a diluted basis. Earnings Per Share (EPS), Funds From Operations (FFO) per share and Normalized FFO per share for the fourth quarter and full years of 2018 and 2017 are detailed below.

	Quarter Ended December 31,		Year Ended December 31,
	2018	2017	2018	2017
EPS	$0.31	$0.34	$1.77	$1.63
FFO per share	$0.84	$0.82	$3.14	$3.15
Normalized FFO per share	$0.84	$0.83	$3.25	$3.13

“We are pleased to have delivered same store revenue growth at the top end of our original guidance range and solid Normalized FFO growth in 2018. We saw a modest acceleration in our same store revenue results in the fourth quarter of 2018 and expect that to continue into 2019.  Our outlook for 2019 is based on an expectation that continued economic growth will create the demand to absorb the elevated levels of new supply in many of our markets,” said Mark J. Parrell, Equity Residential’s President and CEO.

“Our markets continue to be attractive places for employers to locate and expand their businesses to draw on a diverse and talented pool of workers, resulting in strong demand for our product,” Mr. Parrell continued.  “We expect that our outstanding people and well-positioned portfolio will deliver a superior customer experience to our residents and excellent risk adjusted returns to our shareholders.”

Highlights

•

The Company produced same store revenue growth of 2.3% for the full year 2018, with Physical Occupancy of 96.2% and renewal rate growth of 4.9%. The Company also produced the highest resident retention in its history.

•	The Company produced same store revenue growth of 2.6% in the fourth quarter of 2018 with Physical Occupancy of 96.2% and renewal rate growth of 5.2%.

•	During the fourth quarter of 2018, the Company completed the development of its 100K property in Washington, D.C. and completed the stabilization of its Cascade development property in Seattle.

•

During the fourth quarter of 2018, the Company issued $400.0 million of 10-year unsecured notes at a coupon of 4.15%. These were issued as “green” bonds and are the first green bond issuance from an apartment REIT.

Fourth Quarter 2018

EPS for the fourth quarter of 2018 was $0.31 compared to $0.34 in the fourth quarter of 2017. The difference is due primarily to lower property sale gains in the fourth quarter of 2018, the various adjustment items listed on page 24 of this release and the items described below.

FFO as defined by Nareit (National Association of Real Estate Investment Trusts) was $0.84 per share for the fourth quarter of 2018 compared to $0.82 per share in the fourth quarter of 2017. The difference is due primarily to the various adjustment items listed on page 24 of this release and the items described below.

Normalized FFO for the fourth quarter of 2018 was $0.84 per share compared to $0.83 per share in the fourth quarter of 2017. The difference is due primarily to:

•	A positive impact of approximately $0.02 per share from increased same store net operating income (NOI);

•

A positive impact of approximately $0.01 per share from Lease-Up NOI offset by a negative impact of approximately $0.01 per share from other non-same store NOI primarily driven by the casualty losses described below;

•	A positive impact of approximately $0.01 per share from lower total interest expense;

•	A negative impact of approximately $0.01 per share from lower NOI as a result of the Company’s 2018 and 2017 transaction activity; and

•	A negative impact of approximately $0.01 per share from higher corporate overhead (property management and general and administrative expenses).

The Company’s fourth quarter 2018 financial results had a negative impact of approximately $0.01 per share primarily from certain casualty losses driven by rainstorm damage to assets in its Washington, D.C. area portfolio.

The Company has a glossary of defined terms and related reconciliations of Non-GAAP financial measures on pages 26 through 30 of this release. Reconciliations and definitions of FFO and Normalized FFO are provided on pages 7, 27 and 28 of this release and the Company has included guidance for 2019 Normalized FFO per share on page 25 and 2019 FFO per share and 2019 EPS on page 28 of this release.

Year Ended December 31, 2018

EPS for the year ended December 31, 2018 was $1.77 compared to $1.63 in the year ended December 31, 2017. The difference is due primarily to higher property sale gains offset by higher depreciation expense in the year ended December 31, 2018, the various adjustment items listed on page 24 of this release and the items described below.

FFO was $3.14 per share for the year ended December 31, 2018 compared to $3.15 per share in the year ended December 31, 2017. The difference is due primarily to the various adjustment items listed on page 24 of this release and the items described below.

Normalized FFO for the year ended December 31, 2018 was $3.25 per share compared to $3.13 per share in the year ended December 31, 2017. The difference is due primarily to:

•	A positive impact of approximately $0.07 per share from increased same store NOI;

•	A positive impact of approximately $0.10 per share from Lease-Up NOI and other non-same store NOI;

•	A negative impact of approximately $0.01 per share from lower NOI as a result of the Company’s 2018 and 2017 transaction activity;

•	A negative impact of approximately $0.01 per share from higher total interest expense; and

•	A negative impact of approximately $0.03 per share from other items including higher corporate overhead (property management and general and administrative expenses).

The Company’s full year 2018 financial results had a negative impact of approximately $0.01 per share primarily from certain casualty losses driven by rainstorm damage to assets in its Washington, D.C. area portfolio.

Same Store Results

The following table provides the increases for same store results/statistics for the fourth quarter 2018 to fourth quarter 2017 comparison, which includes 73,992 apartment units, and for the full year 2018 to full year 2017 comparison, which includes 71,721 apartment units. The Company’s Physical Occupancy was 96.2% for both the fourth quarter of 2018 and the full year of 2018.

	Fourth Quarter 2018 vs.	Full Year 2018 vs.
	Fourth Quarter 2017	Full Year 2017
Revenues	2.6%	2.3%
Expenses	4.2%	3.6%
NOI	1.9%	1.7%
Average Rental Rate	2.5%	2.0%

Investment Activity

The Company did not acquire or sell any apartment properties during the fourth quarter of 2018.

During the full year 2018, the Company acquired five apartment properties consisting of 1,478 apartment units for an aggregate purchase price of approximately $707.0 million at a weighted average Acquisition Capitalization Rate of 4.4%. During the full year 2018, the Company sold five apartment properties consisting of 1,292 apartment units for an aggregate sale price of approximately $706.1 million at a weighted average Disposition Yield of 4.1%, generating an Unlevered IRR of 8.7%. During 2018, the Company sold a land parcel in suburban Maryland for approximately $2.7 million.

In January 2019, the Company acquired three apartment properties consisting of 579 apartment units for an aggregate purchase price of approximately $258.7 million at a weighted average Acquisition Capitalization Rate of 4.6%. The properties are located in Denver, Seattle and Jersey City, New Jersey.

Capital Markets Activity

On November 30, 2018, the Company issued $400.0 million of 10-year unsecured notes at a coupon of 4.15%. After the effect of the termination of certain interest rate hedges, underwriters’ fees and other costs associated with the offering, the all-in effective rate of the notes is approximately 3.85%. These notes were issued as “green” bonds and as a result, the Company will allocate an amount equal to the net proceeds of approximately $396.7 million from this issuance to one or more eligible green projects, such as its recently developed 855 Brannan community in San Francisco, which received LEED Home Platinum certification.

First Quarter 2019 Guidance

The Company has established guidance ranges for the first quarter of 2019 EPS, FFO per share and Normalized FFO per share as listed below:

Q1 2019
Guidance
EPS	$0.25 to $0.29
FFO per share	$0.77 to $0.81
Normalized FFO per share	$0.78 to $0.82

The difference between the fourth quarter 2018 EPS of $0.31 and the first quarter 2019 guidance midpoint of $0.27 is due primarily to the items described below.

The difference between the fourth quarter 2018 FFO of $0.84 per share and the first quarter 2019 guidance midpoint of $0.79 per share is due primarily to the items described below.

The difference between the fourth quarter 2018 Normalized FFO of $0.84 per share and the first quarter 2019 guidance midpoint of $0.80 per share is due primarily to:

•	A positive impact of approximately $0.01 per share from higher NOI as a result of the Company’s 2019 and 2018 transaction activity;

•	A negative impact of approximately $0.02 per share from lower same store NOI;

•	A negative impact of approximately $0.01 per share from higher total interest expense; and

•	A negative impact of approximately $0.02 per share from other items including higher corporate overhead (property management and general and administrative expenses).

Full Year 2019 Guidance

The Company is providing guidance for its full year 2019 same store operating performance, EPS, FFO per share, Normalized FFO per share, transactions and debt offerings as listed below:

Same Store:
Physical Occupancy	96.2%
Revenue change	2.2% to 3.2%
Expense change	3.5% to 4.5%
NOI change	1.5% to 3.0%

EPS	$1.88 to $1.98
FFO per share	$3.26 to $3.36
Normalized FFO per share	$3.34 to $3.44

Transactions:
Consolidated rental acquisitions	$700.0 million
Consolidated rental dispositions	$700.0 million
Transaction Accretion (Dilution)	(25 basis points)

Debt Offerings	$700.0 million to $900.0 million

The difference between the Company’s full year 2018 EPS of $1.77 and the midpoint of the full year 2019 guidance range of $1.93 is due primarily to lower expected property sale gains, lower expected debt extinguishment costs and the items described below.

The difference between the Company’s full year 2018 FFO of $3.14 per share and the midpoint of the full year 2019 guidance range of $3.31 per share is due primarily to lower expected debt extinguishment costs and the items described below.

The difference between the Company’s full year 2018 Normalized FFO of $3.25 per share and the midpoint of the full year 2019 guidance range of $3.39 per share is due primarily to:

•	A positive impact of approximately $0.10 per share from increased same store NOI;

•	A positive impact of approximately $0.04 per share from Lease-Up NOI and other non-same store NOI;

•	A positive impact of approximately $0.01 per share from higher NOI as a result of the Company’s 2019 and 2018 transaction activity; and

•	A negative impact of approximately $0.01 per share from higher total interest expense.

First Quarter 2019 Earnings and Conference Call

Equity Residential expects to announce its first quarter 2019 results on Tuesday, April 30, 2019 and host a conference call to discuss those results at 10:00 a.m. CT on Wednesday, May 1, 2019.

About Equity Residential

Equity Residential is an S&P 500 company focused on the acquisition, development and management of rental apartment properties located in urban and high-density suburban markets where today’s renters want to live, work and play.  Equity Residential owns or has investments in 307 properties consisting of 79,482 apartment units, primarily located in Boston, New York, Washington, D.C., Seattle, San Francisco, Southern California and Denver.  For more information on Equity Residential, please visit our website at www.equityapartments.com.

Forward-Looking Statements

In addition to historical information, this press release contains forward-looking statements and information within the meaning of the federal securities laws.  These statements are based on current expectations, estimates, projections and assumptions made by management.  While Equity Residential’s management believes the assumptions underlying its forward-looking statements are reasonable, such information is inherently subject to uncertainties and may involve certain risks, including, without limitation, changes in general market conditions, including the rate of job growth and cost of labor and construction material, the level of new multifamily construction and development, competition and local government regulation.  Other risks and uncertainties are described under the heading “Risk Factors” in our Annual Report on Form 10-K and subsequent periodic reports filed with the Securities and Exchange Commission (SEC) and available on our website, www.equityapartments.com.  Many of these uncertainties and risks are difficult to predict and beyond management’s control.  Forward-looking statements are not guarantees of future performance, results or events.  Equity Residential assumes no obligation to update or supplement forward-looking statements that become untrue because of subsequent events.

A live web cast of the Company’s conference call discussing these results will take place tomorrow, Wednesday, January 30, at 10:00 a.m. Central.  Please visit the Investor section of the Company’s web site at www.equityapartments.com for the link.  A replay of the web cast will be available for two weeks at this site.

Equity Residential

Consolidated Statements of Operations

(Amounts in thousands except per share data)

(Unaudited)

	Year Ended December 31,		Quarter Ended December 31,
	2018	2017	2018	2017
REVENUES
Rental income	$2,577,681	$2,470,689	$652,553	$630,519
Fee and asset management	753	717	190	185
Total revenues	2,578,434	2,471,406	652,743	630,704

EXPENSES
Property and maintenance	429,335	405,281	106,848	98,636
Real estate taxes and insurance	357,814	335,495	89,030	82,177
Property management	92,485	85,493	23,310	20,791
General and administrative	53,813	52,224	12,393	11,858
Depreciation	785,725	743,749	201,856	200,785
Impairment	702	1,693	—	1,693
Total expenses	1,719,874	1,623,935	433,437	415,940

Operating income	858,560	847,471	219,306	214,764

Interest and other income	15,317	6,136	457	428
Other expenses	(17,267)	(5,186)	(2,396)	(2,026)
Interest:
Expense incurred, net	(413,360)	(383,890)	(91,906)	(95,311)
Amortization of deferred financing costs	(11,310)	(8,526)	(2,256)	(2,079)
Income before income and other taxes, income (loss) from investments in unconsolidated entities and net gain (loss) on sales of real estate properties and land parcels	431,940	456,005	123,205	115,776
Income and other tax (expense) benefit	(878)	(478)	(111)	232
Income (loss) from investments in unconsolidated entities	(3,667)	(3,370)	(674)	(1,217)
Net gain (loss) on sales of real estate properties	256,810	157,057	(24)	15,296
Net gain (loss) on sales of land parcels	987	19,167	(8)	(3)
Net income	685,192	628,381	122,388	130,084
Net (income) loss attributable to Noncontrolling Interests:
Operating Partnership	(24,939)	(22,604)	(4,422)	(4,673)
Partially Owned Properties	(2,718)	(2,323)	(779)	31
Net income attributable to controlling interests	657,535	603,454	117,187	125,442
Preferred distributions	(3,090)	(3,091)	(772)	(773)
Net income available to Common Shares	$654,445	$600,363	$116,415	$124,669

Earnings per share – basic:
Net income available to Common Shares	$1.78	$1.64	$0.32	$0.34
Weighted average Common Shares outstanding	368,052	366,968	368,445	367,442

Earnings per share – diluted:
Net income available to Common Shares	$1.77	$1.63	$0.31	$0.34
Weighted average Common Shares outstanding	383,695	382,678	384,296	383,105

Distributions declared per Common Share outstanding	$2.16	$2.015	$0.54	$0.50375

Equity Residential

Consolidated Statements of Funds From Operations and Normalized Funds From Operations

(Amounts in thousands except per share data)

(Unaudited)

	Year Ended December 31,		Quarter Ended December 31,
	2018	2017	2018	2017
Net income	$685,192	$628,381	$122,388	$130,084
Net (income) loss attributable to Noncontrolling Interests – Partially Owned Properties	(2,718)	(2,323)	(779)	31
Preferred distributions	(3,090)	(3,091)	(772)	(773)
Net income available to Common Shares and Units	679,384	622,967	120,837	129,342

Adjustments:
Depreciation	785,725	743,749	201,856	200,785
Depreciation – Non-real estate additions	(4,561)	(5,023)	(1,164)	(1,215)
Depreciation – Partially Owned Properties	(3,740)	(4,526)	(903)	(2,026)
Depreciation – Unconsolidated Properties	4,451	4,577	1,004	1,147
Net (gain) loss on sales of unconsolidated entities - operating assets	—	(73)	—	(5)
Net (gain) loss on sales of real estate properties	(256,810)	(157,057)	24	(15,296)
Noncontrolling Interests share of gain (loss) on sales of real estate properties	(284)	290	—	290
Impairment – operating assets	702	—	—	—
FFO available to Common Shares and Units	1,204,867	1,204,904	321,654	313,022

Adjustments (see page 24 for additional detail):
Impairment – non-operating assets	—	1,693	—	1,693
Write-off of pursuit costs	4,450	3,106	1,325	777
Debt extinguishment and preferred share redemption (gains) losses	41,335	11,789	193	—
Non-operating asset (gains) losses	(161)	(18,884)	94	471
Other miscellaneous items	(1,781)	(3,371)	827	824
Normalized FFO available to Common Shares and Units	$1,248,710	$1,199,237	$324,093	$316,787

FFO	$1,207,957	$1,207,995	$322,426	$313,795
Preferred distributions	(3,090)	(3,091)	(772)	(773)
FFO available to Common Shares and Units	$1,204,867	$1,204,904	$321,654	$313,022
FFO per share and Unit – basic	$3.16	$3.17	$0.84	$0.82
FFO per share and Unit – diluted	$3.14	$3.15	$0.84	$0.82

Normalized FFO	$1,251,800	$1,202,328	$324,865	$317,560
Preferred distributions	(3,090)	(3,091)	(772)	(773)
Normalized FFO available to Common Shares and Units	$1,248,710	$1,199,237	$324,093	$316,787
Normalized FFO per share and Unit – basic	$3.28	$3.16	$0.85	$0.83
Normalized FFO per share and Unit – diluted	$3.25	$3.13	$0.84	$0.83

Weighted average Common Shares and Units outstanding – basic	380,921	379,870	381,306	380,325
Weighted average Common Shares and Units outstanding – diluted	383,695	382,678	384,296	383,105

Note: See page 24 for additional detail regarding the adjustments from FFO to Normalized FFO. See pages 26 through 30 for the definitions of non-GAAP financial measures and other terms as well as the reconciliations of EPS to FFO per share and Normalized FFO per share.

Equity Residential

Consolidated Balance Sheets

(Amounts in thousands except for share amounts)

(Unaudited)

	December 31,	December 31,
	2018	2017
ASSETS
Land	$5,875,803	$5,996,024
Depreciable property	20,435,901	19,768,362
Projects under development	109,409	163,547
Land held for development	89,909	98,963
Investment in real estate	26,511,022	26,026,896
Accumulated depreciation	(6,696,281)	(6,040,378)
Investment in real estate, net	19,814,741	19,986,518
Investments in unconsolidated entities	58,349	58,254
Cash and cash equivalents	47,442	50,647
Restricted deposits	68,871	50,115
Other assets	404,806	425,065
Total assets	$20,394,209	$20,570,599

LIABILITIES AND EQUITY
Liabilities:
Mortgage notes payable, net	$2,385,470	$3,618,722
Notes, net	5,933,286	5,038,812
Line of credit and commercial paper	499,183	299,757
Accounts payable and accrued expenses	102,471	114,766
Accrued interest payable	62,622	58,035
Other liabilities	358,563	341,852
Security deposits	67,258	65,009
Distributions payable	206,601	192,828
Total liabilities	9,615,454	9,729,781

Commitments and contingencies

Redeemable Noncontrolling Interests – Operating Partnership	379,106	366,955
Equity:
Shareholders’ equity:
Preferred Shares of beneficial interest, $0.01 par value; 100,000,000 shares authorized; 745,600 shares issued and outstanding as of December 31, 2018 and December 31, 2017	37,280	37,280
Common Shares of beneficial interest, $0.01 par value; 1,000,000,000 shares authorized; 369,405,161 shares issued and outstanding as of December 31, 2018 and 368,018,082 shares issued and outstanding as of December 31, 2017	3,694	3,680
Paid in capital	8,935,453	8,886,586
Retained earnings	1,261,763	1,403,530
Accumulated other comprehensive income (loss)	(64,986)	(88,612)
Total shareholders’ equity	10,173,204	10,242,464
Noncontrolling Interests:
Operating Partnership	228,738	226,691
Partially Owned Properties	(2,293)	4,708
Total Noncontrolling Interests	226,445	231,399
Total equity	10,399,649	10,473,863
Total liabilities and equity	$20,394,209	$20,570,599

Equity Residential Portfolio Summary As of December 31, 2018

			% of Stabilized
				Average
		Apartment	Budgeted	Rental
Markets/Metro Areas	Properties	Units	NOI	Rate

Los Angeles	70	15,968	18.5%	$2,551
Orange County	13	4,028	4.3%	2,202
San Diego	12	3,385	3.8%	2,376
Subtotal – Southern California	95	23,381	26.6%	2,465

San Francisco	55	13,424	20.6%	3,219
Washington DC	49	16,050	17.1%	2,396
New York	37	9,741	15.2%	3,848
Boston	25	6,641	10.2%	3,061
Seattle	41	8,438	9.6%	2,387
Denver	2	726	0.7%	2,088
Other Markets	1	136	—%	1,217
Total	305	78,537	100.0%	2,789

Unconsolidated Properties	2	945	—	—

Grand Total	307	79,482	100.0%	$2,789

Note:  Projects under development are not included in the Portfolio Summary until construction has been completed.

4th Quarter 2018 Earnings Release	9

Equity Residential

Portfolio as of December 31, 2018

	Properties	Apartment Units

Wholly Owned Properties	287	74,840
Master-Leased Properties - Consolidated	1	162
Partially Owned Properties - Consolidated	17	3,535
Partially Owned Properties - Unconsolidated	2	945

	307	79,482

Portfolio Rollforward Q4 2018

($ in thousands)

		Properties	Apartment Units

	9/30/2018	306	79,260

Completed Developments - Consolidated		1	222

	12/31/2018	307	79,482

Portfolio Rollforward 2018

($ in thousands)

		Properties	Apartment Units	Purchase Price	Acquisition Cap Rate

	12/31/2017	305	78,611

Acquisitions:
Consolidated:
Rental Properties		5	1,478	$707,005	4.4%

				Sales Price	Disposition Yield

Dispositions:
Consolidated:
Rental Properties		(5)	(1,292)	$(706,120)	(4.1%)
Land Parcels		—	—	$(2,700)

Completed Developments - Consolidated		2	671
Configuration Changes		—	14

	12/31/2018	307	79,482

4th Quarter 2018 Earnings Release	10

Equity Residential

Fourth Quarter 2018 vs. Fourth Quarter 2017

Same Store Results/Statistics for 73,992 Same Store Apartment Units

$ in thousands (except for Average Rental Rate)

	Results			Statistics
Description	Revenues	Expenses	NOI	Average Rental Rate	Physical Occupancy	Turnover

Q4 2018	$616,496	$180,218	$436,278	$2,784	96.2%	10.6%
Q4 2017	$601,061	$173,033	$428,028	$2,717	95.9%	11.2%

Change	$15,435	$7,185	$8,250	$67	0.3%	(0.6%)

Change	2.6%	4.2%	1.9%	2.5%

Fourth Quarter 2018 vs. Third Quarter 2018

Same Store Results/Statistics for 76,477 Same Store Apartment Units

$ in thousands (except for Average Rental Rate)

	Results			Statistics
Description	Revenues	Expenses	NOI	Average Rental Rate	Physical Occupancy	Turnover

Q4 2018	$638,695	$187,979	$450,716	$2,791	96.2%	10.7%
Q3 2018	$639,995	$193,320	$446,675	$2,789	96.2%	16.4%

Change	$(1,300)	$(5,341)	$4,041	$2	0.0%	(5.7%)

Change	(0.2%)	(2.8%)	0.9%	0.1%

2018 vs. 2017

Same Store Results/Statistics for 71,721 Same Store Apartment Units

$ in thousands (except for Average Rental Rate)

	Results			Statistics
Description	Revenues	Expenses	NOI	Average Rental Rate	Physical Occupancy	Turnover

2018	$2,363,491	$705,890	$1,657,601	$2,748	96.2%	51.1%
2017	$2,311,240	$681,198	$1,630,042	$2,693	96.0%	53.4%

Change	$52,251	$24,692	$27,559	$55	0.2%	(2.3%)

Change	2.3%	3.6%	1.7%	2.0%

Note:  See page 29 for reconciliations from operating income.

4th Quarter 2018 Earnings Release	11

Equity Residential Fourth Quarter 2018 vs. Fourth Quarter 2017 Same Store Results/Statistics by Market

						Increase (Decrease) from Prior Year's Quarter
Markets/Metro Areas	Apartment Units	Q4 2018 % of Actual NOI	Q4 2018 Average Rental Rate	Q4 2018 Weighted Average Physical Occupancy %	Q4 2018 Turnover	Revenues	Expenses	NOI	Average Rental Rate	Physical Occupancy	Turnover

Los Angeles	15,371	18.7%	$2,558	96.2%	12.7%	4.4%	7.5%	3.2%	4.1%	0.5%	(0.4%)
Orange County	4,028	4.5%	2,202	96.2%	10.5%	3.9%	3.1%	4.2%	3.7%	0.3%	(0.1%)
San Diego	3,385	4.0%	2,376	96.3%	13.8%	3.9%	6.7%	2.9%	3.8%	0.3%	(0.3%)
Subtotal – Southern California	22,784	27.2%	2,468	96.2%	12.5%	4.3%	6.8%	3.4%	4.0%	0.4%	(0.3%)

San Francisco	12,975	21.1%	3,183	95.6%	11.1%	3.2%	(4.7%)	5.8%	3.5%	(0.2%)	(0.5%)
Washington DC	15,492	17.5%	2,386	96.4%	10.0%	1.2%	3.6%	0.2%	1.4%	(0.1%)	0.2%
New York	9,501	16.0%	3,857	96.7%	7.4%	1.3%	8.0%	(2.6%)	1.0%	0.3%	(0.4%)
Boston	6,009	9.7%	3,043	96.1%	9.0%	2.6%	4.1%	2.0%	2.1%	0.3%	(1.3%)
Seattle	7,095	8.4%	2,316	96.1%	11.3%	1.5%	4.7%	0.4%	1.0%	1.1%	(2.4%)
Other Markets	136	0.1%	1,217	97.8%	6.6%	6.9%	(1.9%)	11.4%	5.2%	1.7%	(5.2%)

Total	73,992	100.0%	$2,784	96.2%	10.6%	2.6%	4.2%	1.9%	2.5%	0.3%	(0.6%)

4th Quarter 2018 Earnings Release	12

Equity Residential Fourth Quarter 2018 vs. Third Quarter 2018 Same Store Results/Statistics by Market

						Increase (Decrease) from Prior Quarter
Markets/Metro Areas	Apartment Units	Q4 2018 % of Actual NOI	Q4 2018 Average Rental Rate	Q4 2018 Weighted Average Physical Occupancy %	Q4 2018 Turnover	Revenues	Expenses	NOI	Average Rental Rate	Physical Occupancy	Turnover

Los Angeles	15,968	18.6%	$2,551	96.3%	12.8%	(0.2%)	(0.1%)	(0.3%)	0.6%	(0.4%)	(4.3%)
Orange County	4,028	4.4%	2,202	96.2%	10.5%	0.0%	(2.3%)	0.7%	0.1%	0.0%	(6.4%)
San Diego	3,385	3.8%	2,376	96.3%	13.8%	0.5%	(3.1%)	1.8%	1.2%	(0.4%)	(4.3%)
Subtotal – Southern California	23,381	26.8%	2,465	96.2%	12.5%	(0.1%)	(0.8%)	0.2%	0.6%	(0.4%)	(4.8%)

San Francisco	13,424	21.2%	3,207	95.6%	11.0%	0.1%	(7.3%)	2.7%	0.3%	(0.1%)	(5.6%)
Washington DC	15,666	17.2%	2,390	96.4%	10.0%	(0.5%)	(5.8%)	1.9%	(0.5%)	0.1%	(6.8%)
New York	9,741	15.8%	3,848	96.6%	7.5%	(0.5%)	0.8%	(1.4%)	(0.2%)	(0.2%)	(5.4%)
Boston	6,169	9.6%	3,059	96.0%	9.1%	0.7%	(2.5%)	2.0%	0.0%	0.4%	(9.1%)
Seattle	7,960	9.3%	2,365	96.0%	11.6%	(0.9%)	(3.3%)	0.0%	(0.2%)	0.4%	(4.1%)
Other Markets	136	0.1%	1,217	97.8%	6.6%	0.4%	(8.7%)	5.1%	1.2%	(0.7%)	(5.9%)

Total	76,477	100.0%	$2,791	96.2%	10.7%	(0.2%)	(2.8%)	0.9%	0.1%	0.0%	(5.7%)

4th Quarter 2018 Earnings Release	13

Equity Residential 2018 vs. 2017 Same Store Results/Statistics by Market

						Increase (Decrease) from Prior Year
Markets/Metro Areas	Apartment Units	2018 % of Actual NOI	2018 Average Rental Rate	2018 Weighted Average Physical Occupancy %	2018 Turnover	Revenues	Expenses	NOI	Average Rental Rate	Physical Occupancy	Turnover

Los Angeles	14,240	17.9%	$2,507	96.2%	56.5%	3.6%	4.7%	3.2%	3.6%	0.2%	(2.8%)
Orange County	3,684	4.2%	2,153	96.1%	50.2%	3.5%	2.4%	3.9%	3.7%	(0.1%)	(2.0%)
San Diego	3,385	4.1%	2,335	96.3%	60.5%	3.9%	4.1%	3.8%	3.8%	0.0%	(3.7%)
Subtotal – Southern California	21,309	26.2%	2,418	96.2%	56.1%	3.6%	4.3%	3.4%	3.6%	0.1%	(2.8%)

San Francisco	12,315	20.4%	3,074	96.0%	51.2%	2.9%	(2.8%)	4.7%	2.6%	0.2%	(2.8%)
Washington DC	15,492	18.1%	2,379	96.3%	49.6%	1.0%	3.6%	(0.1%)	0.8%	0.2%	(0.7%)
New York	9,501	16.7%	3,844	96.5%	38.3%	0.8%	6.5%	(2.7%)	0.3%	0.3%	(3.4%)
Boston	6,009	10.0%	3,015	95.9%	50.0%	2.5%	4.0%	1.9%	2.1%	0.1%	(2.2%)
Seattle	6,959	8.5%	2,301	95.8%	56.9%	2.8%	5.1%	2.0%	2.4%	0.3%	(2.6%)
Other Markets	136	0.1%	1,203	98.5%	52.2%	5.5%	0.8%	8.1%	4.6%	0.9%	7.3%

Total	71,721	100.0%	$2,748	96.2%	51.1%	2.3%	3.6%	1.7%	2.0%	0.2%	(2.3%)

4th Quarter 2018 Earnings Release	14

Equity Residential

Fourth Quarter 2018 vs. Fourth Quarter 2017

Same Store Operating Expenses for 73,992 Same Store Apartment Units

$ in thousands

	Actual Q4 2018	Actual Q4 2017	$ Change	% Change	% of Actual Q4 2018 Operating Expenses

Real estate taxes	$75,596	$74,758	$838	1.1%	41.9%
On-site payroll	40,935	37,904	3,031	8.0%	22.7%
Utilities	24,623	23,382	1,241	5.3%	13.7%
Repairs and maintenance	22,604	20,891	1,713	8.2%	12.5%
Insurance	4,816	4,587	229	5.0%	2.7%
Leasing and advertising	2,663	2,473	190	7.7%	1.5%
Other on-site operating expenses	8,981	9,038	(57)	(0.6%)	5.0%

Same store operating expenses	$180,218	$173,033	$7,185	4.2%	100.0%

2018 vs. 2017

Same Store Operating Expenses for 71,721 Same Store Apartment Units

$ in thousands

	Actual 2018	Actual 2017	$ Change	% Change	% of Actual 2018 Operating Expenses

Real estate taxes	$297,734	$287,999	$9,735	3.4%	42.2%
On-site payroll	156,859	150,924	5,935	3.9%	22.2%
Utilities	95,761	91,630	4,131	4.5%	13.6%
Repairs and maintenance	90,424	85,685	4,739	5.5%	12.8%
Insurance	18,272	17,359	913	5.3%	2.6%
Leasing and advertising	9,959	9,726	233	2.4%	1.4%
Other on-site operating expenses	36,881	37,875	(994)	(2.6%)	5.2%

Same store operating expenses	$705,890	$681,198	$24,692	3.6%	100.0%

Note: See pages 26 through 30 for the definitions of non-GAAP financial measures and other terms.

4th Quarter 2018 Earnings Release	15

Equity Residential

Debt Summary as of December 31, 2018

($ in thousands)

	Amounts (1)	% of Total	Weighted Average Rates (1)	Weighted Average Maturities (years)

Secured	$2,385,470	27.1%	4.15%	6.7
Unsecured	6,432,469	72.9%	4.10%	9.3

Total	$8,817,939	100.0%	4.12%	8.6
Fixed Rate Debt:
Secured – Conventional	$1,885,407	21.4%	4.61%	4.3
Unsecured – Public	5,485,884	62.2%	4.37%	10.9

Fixed Rate Debt	7,371,291	83.6%	4.45%	9.2

Floating Rate Debt:
Secured – Conventional	6,357	0.1%	1.93%	5.6
Secured – Tax Exempt	493,706	5.6%	2.14%	15.6
Unsecured – Public (2)	447,402	5.1%	2.84%	0.5
Unsecured – Revolving Credit Facility (3)	—	—	2.97%	3.0
Unsecured – Commercial Paper Program (4)	499,183	5.6%	2.35%	—

Floating Rate Debt	1,446,648	16.4%	2.46%	5.8

Total	$8,817,939	100.0%	4.12%	8.6

(1)	Net of the effect of any derivative instruments. Weighted average rates are for the year ended December 31, 2018.
(2)	Fair value interest rate swaps convert the $450.0 million 2.375% notes due July 1, 2019 to a floating interest rate of 90-Day LIBOR plus 0.61%.
(3)

The Company’s $2.0 billion unsecured revolving credit facility matures January 10, 2022.  The interest rate on advances under the facility will generally be LIBOR plus a spread (currently 0.825%), or based on bids received from the lending group, and an annual facility fee (currently 0.125%).  Both the spread and the facility fee are dependent on the Company’s senior unsecured credit rating.  As of December 31, 2018, there were no borrowings outstanding under the facility and $6.7 million was restricted/dedicated to support letters of credit.  In addition, the Company limits its utilization of the facility in order to maintain liquidity to support its $500.0 million commercial paper program along with certain other obligations.  As a result, the Company had approximately $1.40 billion available under the facility at December 31, 2018.

(4)

The Company may borrow up to a maximum of $500.0 million under its commercial paper program subject to market conditions.  The notes bear interest at various floating rates.  At December 31, 2018, the weighted average maturity of commercial paper outstanding was 22 days.

Note:  The Company capitalized interest of approximately $6.3 million and $26.3 million during the years ended December 31, 2018 and 2017, respectively.  The Company capitalized interest of approximately $1.8 million and $3.1 million during the quarters ended December 31, 2018 and 2017, respectively.

4th Quarter 2018 Earnings Release	16

Equity Residential

Debt Maturity Schedule as of December 31, 2018

($ in thousands)

Year	Fixed Rate (1)		Floating Rate (1)		Total	% of Total	Weighted Average Rates on Fixed Rate Debt (1)	Weighted Average Rates on Total Debt (1)

2019	$6,731		$968,223	(2)	$974,954	10.9%	3.73%	2.86%
2020	1,128,592	(3)	700		1,129,292	12.7%	5.20%	5.20%
2021	927,506		600		928,106	10.4%	4.64%	4.64%
2022	265,341		800		266,141	3.0%	3.26%	3.26%
2023	1,326,800		4,800		1,331,600	14.9%	3.74%	3.73%
2024	1,272		10,900		12,172	0.1%	4.79%	2.13%
2025	451,334		13,200		464,534	5.2%	3.38%	3.33%
2026	593,424		14,500		607,924	6.8%	3.59%	3.54%
2027	401,468		15,600		417,068	4.7%	3.26%	3.20%
2028	901,540		48,580		950,120	10.7%	3.79%	3.69%
2029+	1,423,430		407,420		1,830,850	20.6%	4.41%	3.83%
Subtotal	7,427,438		1,485,323		8,912,761	100.0%	4.11%	3.86%
Deferred Financing Costs and Unamortized (Discount)	(56,147)		(38,675)		(94,822)	N/A	N/A	N/A

Total	$7,371,291		$1,446,648		$8,817,939	100.0%	4.11%	3.86%

(1)	Net of the effect of any derivative instruments. Weighted average rates are as of December 31, 2018.
(2)	Includes $500.0 million in principal outstanding on the Company's commercial paper program.
(3)

Includes a $500.0 million 5.78% mortgage loan with a maturity date of July 1, 2020 that can be repaid at par beginning July 1, 2019. The Company currently intends to prepay this mortgage loan on July 1, 2019.

4th Quarter 2018 Earnings Release	17

Equity Residential

Selected Unsecured Public Debt Covenants

	December 31,	September 30,
	2018	2018
Total Debt to Adjusted Total Assets (not to exceed 60%)	33.4%	33.5%

Secured Debt to Adjusted Total Assets (not to exceed 40%)	9.0%	10.6%

Consolidated Income Available for Debt Service to Maximum Annual Service Charges (must be at least 1.5 to 1)	4.48	4.46

Total Unsecured Assets to Unsecured Debt (must be at least 150%)	348.2%	362.9%

Note: These selected covenants relate to ERP Operating Limited Partnership's ("ERPOP") outstanding unsecured public debt, which represent the Company's most restrictive covenants.  Equity Residential is the general partner of ERPOP.

Selected Credit Ratios

	December 31,	September 30,
	2018	2018
Total debt to Normalized EBITDAre	5.34x	5.36x

Net debt to Normalized EBITDAre	5.31x	5.34x

Unencumbered NOI as a % of total NOI	82.2%	79.8%

Note: See page 23 for the Normalized EBITDAre reconciliations.

4th Quarter 2018 Earnings Release	18

Equity Residential

Capital Structure as of December 31, 2018

(Amounts in thousands except for share/unit and per share amounts)

Secured Debt			$2,385,470	27.1%
Unsecured Debt			6,432,469	72.9%

Total Debt			8,817,939	100.0%	25.8%

Common Shares (includes Restricted Shares)	369,405,161	96.4%
Units (includes OP Units and Restricted Units)	13,904,035	3.6%

Total Shares and Units	383,309,196	100.0%
Common Share Price at December 31, 2018	$66.01
			25,302,240	99.9%
Perpetual Preferred Equity (see below)			37,280	0.1%

Total Equity			25,339,520	100.0%	74.2%

Total Market Capitalization			$34,157,459		100.0%

Perpetual Preferred Equity as of December 31, 2018

(Amounts in thousands except for share and per share amounts)

Series	Call Date	Outstanding Shares	Liquidation Value	Annual Dividend Per Share	Annual Dividend Amount
Preferred Shares:
8.29% Series K	12/10/26	745,600	$37,280	$4.145	$3,091

4th Quarter 2018 Earnings Release	19

Equity Residential Common Share and Unit Weighted Average Amounts Outstanding

	2018	2017	Q4 2018	Q4 2017

Weighted Average Amounts Outstanding for Net Income Purposes:
Common Shares - basic	368,052,312	366,968,358	368,444,736	367,442,352
Shares issuable from assumed conversion/vesting of:
- OP Units	12,868,188	12,901,219	12,860,819	12,882,935
- long-term compensation shares/units	2,774,227	2,808,917	2,990,518	2,780,028

Total Common Shares and Units - diluted	383,694,727	382,678,494	384,296,073	383,105,315

Weighted Average Amounts Outstanding for FFO and Normalized FFO Purposes:
Common Shares - basic	368,052,312	366,968,358	368,444,736	367,442,352
OP Units - basic	12,868,188	12,901,219	12,860,819	12,882,935

Total Common Shares and OP Units - basic	380,920,500	379,869,577	381,305,555	380,325,287
Shares issuable from assumed conversion/vesting of:
- long-term compensation shares/units	2,774,227	2,808,917	2,990,518	2,780,028

Total Common Shares and Units - diluted	383,694,727	382,678,494	384,296,073	383,105,315

Period Ending Amounts Outstanding:
Common Shares (includes Restricted Shares)	369,405,161	368,018,082
Units (includes OP Units and Restricted Units)	13,904,035	13,768,438

Total Shares and Units	383,309,196	381,786,520

4th Quarter 2018 Earnings Release	20

Equity Residential Development and Lease-Up Projects as of December 31, 2018 (Amounts in thousands except for project and apartment unit amounts)

			Total	Total	Total Book
		No. of	Budgeted	Book	Value Not			Estimated/Actual
		Apartment	Capital	Value	Placed in	Total	Percentage	Initial	Completion	Stabilization	Percentage	Percentage
Projects	Location	Units	Cost	to Date	Service	Debt	Completed	Occupancy	Date	Date	Leased	Occupied

Projects Under Development:
1401 E. Madison	Seattle, WA	137	$62,352	$34,523	$34,523	$—	45%	Q2 2019	Q3 2019	Q1 2020	—	—
249 Third Street	Cambridge, MA	84	51,447	26,168	26,168	—	38%	Q3 2019	Q4 2019	Q2 2020	—	—
West End Tower	Boston, MA	469	409,749	48,718	48,718	—	7%	Q2 2021	Q3 2021	Q1 2023	—	—

Projects Under Development		690	523,548	109,409	109,409	—

Completed Not Stabilized (A):
100K Apartments	Washington, DC	222	88,023	85,116	—	—		Q3 2018	Q4 2018	Q4 2019	39%	35%

Projects Completed Not Stabilized		222	88,023	85,116	—	—

Completed and Stabilized During the Quarter:
Cascade	Seattle, WA	477	174,378	171,902	—	—		Q2 2017	Q4 2017	Q4 2018	98%	97%

Projects Completed and Stabilized During the Quarter		477	174,378	171,902	—	—

Total Development Projects		1,389	$785,949	$366,427	$109,409	$—

Land Held for Development		N/A	N/A	$89,909	$89,909	$—

NOI CONTRIBUTION FROM DEVELOPMENT PROJECTS							Total Budgeted Capital Cost	Q4 2018 NOI
Projects Under Development							$523,548	$—
Completed Not Stabilized							88,023	260
Completed and Stabilized During the Quarter							174,378	2,320
Total Development NOI Contribution							$785,949	$2,580

Note: All development projects are wholly owned by the Company.

(A)	Properties included here are substantially complete. However, they may still require additional exterior and interior work for all apartment units to be available for leasing.

4th Quarter 2018 Earnings Release	21

Equity Residential Capital Expenditures to Real Estate For the Year Ended December 31, 2018 (Amounts in thousands except for apartment unit and per apartment unit amounts)

	Same Store Properties	Non-Same Store Properties/Other	Total	Same Store Avg. Per Apartment Unit

Total Apartment Units (1)	71,721	6,816	78,537

Building Improvements	$100,382	$3,830	$104,212	$1,399

Renovation Expenditures (2)	39,431	1,922	41,353	550

Replacements	41,746	1,190	42,936	582

Total Capital Expenditures	$181,559	$6,942	$188,501	$2,531

(1)	Total Apartment Units - Excludes 945 unconsolidated apartment units for which capital expenditures to real estate are self-funded and do not consolidate into the Company's results.

(2)	Renovation Expenditures on 2,850 same store apartment units for the year ended December 31, 2018 approximated $13,800 per apartment unit renovated.

4th Quarter 2018 Earnings Release	22

Equity Residential Normalized EBITDAre Reconciliations (Amounts in thousands)

Normalized EBITDAre Reconciliations for Page 18

	Trailing Twelve Months		2018				2017
	December 31, 2018	September 30, 2018	Q4	Q3	Q2	Q1	Q4
Net income	$685,192	$692,888	$122,388	$223,846	$118,410	$220,548	$130,084
Interest expense incurred, net	413,360	416,765	91,906	111,219	94,131	116,104	95,311
Amortization of deferred financing costs	11,310	11,133	2,256	3,276	2,099	3,679	2,079
Amortization of above/below market lease intangibles	4,392	4,393	1,098	1,098	1,098	1,098	1,099
Depreciation	785,725	784,654	201,856	194,618	192,942	196,309	200,785
Income and other tax expense (benefit)	878	535	111	280	274	213	(232)

EBITDA	1,900,857	1,910,368	419,615	534,337	408,954	537,951	429,126

Net (gain) loss on sales of real estate properties	(256,810)	(272,130)	24	(114,672)	51	(142,213)	(15,296)
Impairment – operating assets	702	702	—	702	—	—	—

EBITDAre	1,644,749	1,638,940	419,639	420,367	409,005	395,738	413,830

Impairment – non-operating assets	—	1,693	—	—	—	—	1,693
Write-off of pursuit costs (other expenses)	4,450	3,902	1,325	1,059	1,135	931	777
(Income) loss from investments in unconsolidated entities	3,667	4,210	674	985	1,031	977	1,217
Net (gain) loss on sales of land parcels	(987)	(992)	8	—	(995)	—	3
Insurance/litigation settlement or reserve income (interest and other income)	(13,286)	(13,423)	—	(7,400)	(528)	(5,358)	(137)
Insurance/litigation/environmental settlement or reserve expense (other expenses)	6,862	7,088	(226)	4,202	963	1,923	—
Advocacy contributions (other expenses)	4,406	3,735	671	2,092	1,278	365	—
Other	237	816	382	(32)	56	(169)	961

Normalized EBITDAre	$1,650,098	$1,645,969	$422,473	$421,273	$411,945	$394,407	$418,344

Balance Sheet Items:	December 31, 2018	September 30, 2018

Total debt	$8,817,939	$8,823,793
Cash and cash equivalents	(47,442)	(32,995)
Mortgage principal reserves/sinking funds	(9,754)	(8,363)
Net debt	$8,760,743	$8,782,435

Note:

EBITDA, EBITDAre and Normalized EBITDAre do not include any adjustments for the Company’s share of partially owned unconsolidated entities or the minority partner’s share of partially owned consolidated entities due to the immaterial size of the Company’s partially owned portfolio.

4th Quarter 2018 Earnings Release	23

Equity Residential
Adjustments from FFO to Normalized FFO
(Amounts in thousands)

	Year Ended December 31,			Quarter Ended December 31,
	2018	2017	Variance	2018	2017	Variance

Impairment – non-operating assets	$—	$1,693	$(1,693)	$—	$1,693	$(1,693)

Write-off of pursuit costs (other expenses)	4,450	3,106	1,344	1,325	777	548

Prepayment premiums/penalties (interest expense)	22,110	12,258	9,852	—	—	—
Write-off of unamortized deferred financing costs (interest expense)	2,957	251	2,706	193	—	193
Write-off of unamortized (premiums)/discounts/OCI (interest expense)	16,268	(720)	16,988	—	—	—
Debt extinguishment and preferred share redemption (gains) losses	41,335	11,789	29,546	193	—	193

Net (gain) loss on sales of land parcels	(987)	(19,167)	18,180	8	3	5
Net (gain) loss on sales of unconsolidated entities - non-operating assets	—	(205)	205	—	—	—
(Income) loss from investments in unconsolidated entities ─ non-operating assets	826	488	338	86	468	(382)
Non-operating asset (gains) losses	(161)	(18,884)	18,723	94	471	(377)

Insurance/litigation settlement or reserve income (interest and other income)	(13,286)	(4,853)	(8,433)	—	(137)	137
Insurance/litigation/environmental settlement or reserve expense (other expenses)	6,862	237	6,625	(226)	—	(226)
Advocacy contributions (other expenses)	4,406	—	4,406	671	—	671
Other	237	1,245	(1,008)	382	961	(579)
Other miscellaneous items	(1,781)	(3,371)	1,590	827	824	3

Adjustments from FFO to Normalized FFO	$43,843	$(5,667)	$49,510	$2,439	$3,765	$(1,326)

Note: See pages 26 through 30 for the definitions of non-GAAP financial measures and other terms as well as the reconciliations of EPS to FFO per share and Normalized FFO per share.

4th Quarter 2018 Earnings Release	24

Equity Residential Normalized FFO Guidance and Assumptions

The guidance/projections provided below are based on current expectations and are forward-looking.  All guidance is given on a Normalized FFO basis. Therefore, certain items excluded from Normalized FFO, such as debt extinguishment costs/prepayment penalties and the write-off of pursuit costs, are not included in the estimates provided on this page. See pages 26 through 30 for the definitions of non-GAAP financial measures and other terms as well as the reconciliations of EPS to FFO per share and Normalized FFO per share.

	Q1 2019	Full Year 2019
2019 Normalized FFO Guidance (per share diluted)

Expected Normalized FFO Per Share	$0.78 to $0.82	$3.34 to $3.44

2019 Same Store Assumptions

Physical Occupancy		96.2%
Revenue change		2.2% to 3.2%
Expense change		3.5% to 4.5%
NOI change (1)		1.5% to 3.0%

2019 Transaction Assumptions

Consolidated rental acquisitions		$700.0M
Consolidated rental dispositions		$700.0M
Transaction Accretion (Dilution)		(25 basis points)

2019 Debt Assumptions (2)

Weighted average debt outstanding		$8.8B to $9.0B
Weighted average interest rate (reduced for capitalized interest)		4.25%
Interest expense, net (on a Normalized FFO basis)		$374.0M to $382.5M
Capitalized interest		$4.5M to $8.5M

2019 Capital Expenditures to Real Estate Assumptions for Same Store Properties (3)

Capital Expenditures to Real Estate for Same Store Properties		$190.0M
Capital Expenditures to Real Estate per Same Store Apartment Unit		$2,600

2019 Other Guidance Assumptions

Property management expense		$96.0M to $98.0M
General and administrative expense		$49.0M to $51.0M
Interest and other income		$1.2M to $1.7M
Income and other tax expense		$0.7M to $1.2M
Debt offerings		$700.0M to $900.0M
Equity ATM share offerings		No amounts budgeted
Preferred share offerings		No amounts budgeted
Weighted average Common Shares and Units - Diluted		385.1M

(1)	Approximately 25 basis point change in NOI percentage = $0.01 per share change in EPS/FFO per share/Normalized FFO per share.
(2)

All 2019 debt assumptions are shown on a Normalized FFO basis and therefore exclude an approximately $16.8 million impact from anticipated debt extinguishment costs in connection with all planned debt repayment activities in 2019, all of which represents non-cash write-offs of unamortized debt discounts and deferred financing costs.

(3)

During 2019, the Company expects to spend approximately $40.0 million for apartment unit Renovation Expenditures on approximately 3,000 same store apartment units at an average cost of approximately $13,300 per apartment unit renovated, which is included in the Capital Expenditures to Real Estate assumptions noted above.

4th Quarter 2018 Earnings Release	25

Equity Residential

Additional Reconciliations and Definitions of Non-GAAP Financial Measures and Other Terms

(Amounts in thousands except per share and per apartment unit data)

(All per share data is diluted)

This Earnings Release and Supplemental Information includes certain non-GAAP financial measures and other terms that management believes are helpful in understanding our business.  The definitions and calculations of these non-GAAP financial measures and other terms may differ from the definitions and methodologies used by other REITs and, accordingly, may not be comparable.  These non-GAAP financial measures should not be considered as an alternative to net earnings or any other measurement of performance computed in accordance with accounting principles generally accepted in the United States (“GAAP”) or as an alternative to cash flows from specific operating, investing or financing activities.  Furthermore, these non-GAAP financial measures are not intended to be a measure of cash flow or liquidity.

Acquisition Capitalization Rate or Cap Rate – NOI that the Company anticipates receiving in the next 12 months (or the year two or three stabilized NOI for properties that are in lease-up at acquisition) less an estimate of property management costs/management fees allocated to the project (generally ranging from 2.0% to 4.0% of revenues depending on the size and income streams of the asset) and less an estimate for in-the-unit replacement capital expenditures (generally ranging from $100-$450 per apartment unit depending on the age and condition of the asset) divided by the gross purchase price of the asset.  The weighted average Acquisition Cap Rate for acquired properties is weighted based on the projected NOI streams and the relative purchase price for each respective property.

Average Rental Rate – Total residential rental revenues reflected on a straight-line basis in accordance with GAAP divided by the weighted average occupied apartment units for the reporting period presented.

Capital Expenditures to Real Estate:

Building Improvements – Includes roof replacement, paving, building mechanical equipment systems, exterior siding and painting, major landscaping, furniture, fixtures and equipment for amenities and common areas, vehicles and office and maintenance equipment.

Renovation Expenditures – Apartment unit renovation costs (primarily kitchens and baths) designed to reposition these units for higher rental levels in their respective markets.

Replacements – Includes appliances, mechanical equipment, fixtures and flooring (including hardwood and carpeting).

Debt Covenant Compliance – Our unsecured debt includes certain financial and operating covenants including, among other things, maintenance of certain financial ratios.  These provisions are contained in the indentures applicable to each notes payable or the credit agreement for our line of credit.  The Debt Covenant Compliance ratios that are provided show the Company's compliance with certain covenants governing our public unsecured debt.  These covenants generally reflect our most restrictive financial covenants.  The Company was in compliance with its unsecured debt covenants for all years presented (the ratios should not be used for any other purpose, including without limitation, to evaluate the Company's financial condition or results of operations, nor do they indicate the Company's covenant compliance as of any other date or for any other period).

Development Yield – NOI that the Company anticipates receiving in the next 12 months following stabilization less an estimate of property management costs/management fees allocated to the project (generally ranging from 2.0% to 4.0% of revenues depending on the size and income streams of the asset) and less an estimate for in-the-unit replacement capital expenditures (generally ranging from $50-$150 per apartment unit depending on the type of asset) divided by the Total Budgeted Capital Cost of the asset.  The weighted average Development Yield for development properties is weighted based on the projected NOI streams and the relative Total Budgeted Capital Cost for each respective property.

Disposition Yield – NOI that the Company anticipates giving up in the next 12 months less an estimate of property management costs/management fees allocated to the project (generally ranging from 2.0% to 4.0% of revenues depending on the size and income streams of the asset) and less an estimate for in-the-unit replacement capital expenditures (generally ranging from $100-$450 per apartment unit depending on the age and condition of the asset) divided by the gross sale price of the asset.  The weighted average Disposition Yield for sold properties is weighted based on the projected NOI streams and the relative sales price for each respective property.

Earnings Per Share ("EPS") – Net income per share calculated in accordance with GAAP.  Expected EPS is calculated on a basis consistent with actual EPS.  Due to the uncertain timing and extent of property dispositions and the resulting gains/losses on sales, actual EPS could differ materially from expected EPS.

4th Quarter 2018 Earnings Release	26

Equity Residential
Additional Reconciliations and Definitions of Non-GAAP Financial Measures and Other Terms – Continued
(Amounts in thousands except per share and per apartment unit data)
(All per share data is diluted)

EBITDA for Real Estate and Normalized EBITDA for Real Estate:

Earnings Before Interest, Taxes, Depreciation and Amortization for Real Estate (“EBITDAre”) – The National Association of Real Estate Investment Trusts (“Nareit”) defines EBITDAre (September 2017 White Paper) as net income (computed in accordance with GAAP) before interest expense, income taxes, depreciation and amortization expense, and further adjusted for gains and losses from sales of depreciated operating properties, impairment write-downs of depreciated operating properties, impairment write-downs of investments in unconsolidated entities caused by a decrease in value of depreciated operating properties within the joint venture and adjustments to reflect the Company’s share of EBITDAre of investments in unconsolidated entities.

The Company believes that EBITDAre is useful to investors, creditors and rating agencies as a supplemental measure of the Company’s ability to incur and service debt because it is a recognized measure of performance by the real estate industry, and by excluding gains or losses related to sales or impairment of depreciated operating properties, EBITDAre can help compare the Company’s credit strength between periods or as compared to different companies.

Normalized Earnings Before Interest, Taxes, Depreciation and Amortization for Real Estate (“Normalized EBITDAre”) – Represents net income (computed in accordance with GAAP) before interest expense, income taxes, depreciation and amortization expense, and further adjusted for non-comparable items.  Normalized EBITDAre, total debt to Normalized EBITDAre and net debt to Normalized EBITDAre are important metrics in evaluating the credit strength of the Company and its ability to service its debt obligations.  The Company believes that Normalized EBITDAre, total debt to Normalized EBITDAre, and net debt to Normalized EBITDAre are useful to investors, creditors and rating agencies because they allow investors to compare the Company’s credit strength to prior reporting periods and to other companies without the effect of items that by their nature are not comparable from period to period and tend to obscure the Company’s actual credit quality.

Economic Gain – Economic Gain is calculated as the net gain (loss) on sales of real estate properties in accordance with GAAP, excluding accumulated depreciation.  The Company generally considers Economic Gain to be an appropriate supplemental measure to net gain (loss) on sales of real estate properties in accordance with GAAP because it is one indication of the gross value created by the Company's acquisition, development, renovation, management and ultimate sale of a property and because it helps investors to understand the relationship between the cash proceeds from a sale and the cash invested in the sold property.  The following table presents a reconciliation of net gain (loss) on sales of real estate properties in accordance with GAAP to Economic Gain:

	Year Ended December 31, 2018	Quarter Ended December 31, 2018

Net Gain (Loss) on Sales of Real Estate Properties	$256,810	$(24)
Accumulated Depreciation Gain	(100,655)	—

Economic Gain	$156,155	$(24)

FFO and Normalized FFO:

Funds From Operations (“FFO”) – Nareit defines FFO (April 2002 White Paper) as net income (computed in accordance with GAAP), excluding gains (or losses) from sales and impairment write-downs of depreciated operating properties, plus depreciation and amortization expense, and after adjustments for unconsolidated partnerships and joint ventures. Adjustments for unconsolidated partnerships and joint ventures will be calculated to reflect funds from operations on the same basis. The April 2002 White Paper states that gain or loss on sales of property is excluded from FFO for previously depreciated operating properties only. Expected FFO per share is calculated on a basis consistent with actual FFO per share and is considered an appropriate supplemental measure of expected operating performance when compared to expected EPS.

The Company believes that FFO and FFO available to Common Shares and Units are helpful to investors as supplemental measures of the operating performance of a real estate company, because they are recognized measures of performance by the real estate industry and by excluding gains or losses related to sales of depreciated operating properties and excluding real estate depreciation (which can vary among owners of identical assets in similar condition based on historical cost accounting and useful life estimates), FFO and FFO available to Common Shares and Units can help compare the operating performance of a company’s real estate between periods or as compared to different companies.

Normalized Funds From Operations ("Normalized FFO") – Normalized FFO begins with FFO and excludes:

•	the impact of any expenses relating to non-operating asset impairment;
•	pursuit cost write-offs;
•	gains and losses from early debt extinguishment and preferred share redemptions;

4th Quarter 2018 Earnings Release	27

Equity Residential
Additional Reconciliations and Definitions of Non-GAAP Financial Measures and Other Terms – Continued
(Amounts in thousands except per share and per apartment unit data)
(All per share data is diluted)

•	gains and losses from non-operating assets; and
•	other miscellaneous items.

Expected Normalized FFO per share is calculated on a basis consistent with actual Normalized FFO per share and is considered an appropriate supplemental measure of expected operating performance when compared to expected EPS.

The Company believes that Normalized FFO and Normalized FFO available to Common Shares and Units are helpful to investors as supplemental measures of the operating performance of a real estate company because they allow investors to compare the Company's operating performance to its performance in prior reporting periods and to the operating performance of other real estate companies without the effect of items that by their nature are not comparable from period to period and tend to obscure the Company's actual operating results.

FFO, FFO available to Common Shares and Units, Normalized FFO and Normalized FFO available to Common Shares and Units do not represent net income, net income available to Common Shares or net cash flows from operating activities in accordance with GAAP.  Therefore, FFO, FFO available to Common Shares and Units, Normalized FFO and Normalized FFO available to Common Shares and Units should not be exclusively considered as alternatives to net income, net income available to Common Shares or net cash flows from operating activities as determined by GAAP or as a measure of liquidity.  The Company's calculation of FFO, FFO available to Common Shares and Units, Normalized FFO and Normalized FFO available to Common Shares and Units may differ from other real estate companies due to, among other items, variations in cost capitalization policies for capital expenditures and, accordingly, may not be comparable to such other real estate companies.

FFO available to Common Shares and Units and Normalized FFO available to Common Shares and Units are calculated on a basis consistent with net income available to Common Shares and reflects adjustments to net income for preferred distributions and premiums on redemption of preferred shares in accordance with GAAP.  The equity positions of various individuals and entities that contributed their properties to the Operating Partnership in exchange for OP Units are collectively referred to as the "Noncontrolling Interests – Operating Partnership".  Subject to certain restrictions, the Noncontrolling Interests – Operating Partnership may exchange their OP Units for Common Shares on a one-for-one basis.

The following table presents reconciliations of EPS to FFO per share and Normalized FFO per share for pages 7 and 24 (the expected guidance/projections provided below are based on current expectations and are forward-looking):

			Actual	Actual	Expected	Expected
	Actual 2018	Actual 2017	Q4 2018	Q4 2017	Q1 2019	2019
	Per Share	Per Share	Per Share	Per Share	Per Share	Per Share
EPS – Diluted	$1.77	$1.63	$0.31	$0.34	$0.25 to $0.29	$1.88 to $1.98
Add: Depreciation expense	2.04	1.93	0.53	0.52	0.52	2.00
Less: Net (gain) loss on sales	(0.67)	(0.41)	—	(0.04)	—	(0.62)
Add: Impairment – operating assets	—	—	—	—	—	—

FFO per share – Diluted	3.14	3.15	0.84	0.82	0.77 to 0.81	3.26 to 3.36

Impairment – non-operating assets	—	—	—	—	—	—
Write-off of pursuit costs	0.01	0.01	—	—	—	0.01
Debt extinguishment and preferred share redemption (gains) losses	0.11	0.03	—	—	—	0.05
Non-operating asset (gains) losses	—	(0.05)	—	—	—	—
Other miscellaneous items	(0.01)	(0.01)	—	0.01	0.01	0.02

Normalized FFO per share – Diluted	$3.25	$3.13	$0.84	$0.83	$0.78 to $0.82	$3.34 to $3.44

Lease-Up NOI – Represents NOI for development properties: (i) in various stages of lease-up; and (ii) where lease-up has been completed but the properties were not stabilized (defined as having achieved 90% occupancy for three consecutive months) for all of the current and comparable periods presented.

Net Operating Income (“NOI”) – NOI is the Company’s primary financial measure for evaluating each of its apartment properties.  NOI is defined as rental income less direct property operating expenses (including real estate taxes and insurance).  The Company believes that NOI is helpful to investors as a supplemental measure of its operating performance because it is a direct measure of the actual operating results of the Company's apartment properties.  NOI does not include an allocation of property management expenses either in the current or comparable periods.  Rental income for all leases and operating expense for ground leases (for both same store and non-same store properties) are reflected on a straight-line basis in accordance with GAAP for the current and comparable periods.

4th Quarter 2018 Earnings Release	28

Equity Residential
Additional Reconciliations and Definitions of Non-GAAP Financial Measures and Other Terms – Continued
(Amounts in thousands except per share and per apartment unit data)
(All per share data is diluted)

The following tables present reconciliations of operating income per the consolidated statements of operations to NOI, along with rental income, operating expenses and NOI per the consolidated statements of operations allocated between same store and non-same store/other results (see page 11):

	Year Ended December 31,		Quarter Ended December 31,
	2018	2017	2018	2017
Operating income	$858,560	$847,471	$219,306	$214,764
Adjustments:
Fee and asset management revenue	(753)	(717)	(190)	(185)
Property management	92,485	85,493	23,310	20,791
General and administrative	53,813	52,224	12,393	11,858
Depreciation	785,725	743,749	201,856	200,785
Impairment	702	1,693	—	1,693
Total NOI	$1,790,532	$1,729,913	$456,675	$449,706
Rental income:
Same store	$2,363,491	$2,311,240	$616,496	$601,061
Non-same store/other	214,190	159,449	36,057	29,458
Total rental income	2,577,681	2,470,689	652,553	630,519
Operating expenses:
Same store	705,890	681,198	180,218	173,033
Non-same store/other	81,259	59,578	15,660	7,780
Total operating expenses	787,149	740,776	195,878	180,813
NOI:
Same store	1,657,601	1,630,042	436,278	428,028
Non-same store/other	132,931	99,871	20,397	21,678
Total NOI	$1,790,532	$1,729,913	$456,675	$449,706

Non-Same Store Properties – For annual comparisons, primarily includes all properties acquired during 2017 and 2018, plus any properties in lease-up and not stabilized as of January 1, 2017.

Physical Occupancy – The weighted average occupied apartment units for the reporting period divided by the average of total apartment units available for rent for the reporting period.

Same Store Operating Expenses:

On-site payroll – Includes payroll and related expenses for on-site personnel including property managers, leasing consultants, and maintenance staff.

Other on-site operating expenses – Includes ground lease costs and administrative costs such as office supplies, telephone and data charges and association and business licensing fees.

Repairs and maintenance – Includes general maintenance costs, apartment unit turnover costs including interior painting, routine landscaping, security, exterminating, fire protection, snow removal, elevator, roof and parking lot repairs and other miscellaneous building repair and maintenance costs.

Utilities – Represents gross expenses prior to any recoveries under the Resident Utility Billing System (“RUBS”). Recoveries are reflected in rental income.

Same Store Properties – For annual comparisons, primarily includes all properties acquired or completed that are stabilized prior to January 1, 2017, less properties subsequently sold.  Properties are included in Same Store when they are stabilized for all of the current and comparable periods presented.

% of Stabilized Budgeted NOI – Represents budgeted 2019 NOI for stabilized properties and projected annual NOI at stabilization (defined as having achieved 90% occupancy for three consecutive months) for properties that are in lease-up.

Total Budgeted Capital Cost – Estimated cost for projects under development and/or developed and all capitalized costs incurred to date, including land acquisition costs, construction costs, capitalized real estate taxes and insurance, capitalized interest and loan fees, permits, professional fees, allocated development overhead and other regulatory fees, plus any estimates of costs remaining to be funded for all projects, all in accordance with GAAP.

4th Quarter 2018 Earnings Release	29

Equity Residential
Additional Reconciliations and Definitions of Non-GAAP Financial Measures and Other Terms – Continued
(Amounts in thousands except per share and per apartment unit data)
(All per share data is diluted)

Total Market Capitalization – The aggregate of the market value of the Company’s outstanding common shares, including restricted shares, the market value of the Company’s operating partnership units outstanding, including restricted units (based on the market value of the Company’s common shares) and the outstanding principal balance of debt.  The Company believes this is a useful measure of a real estate operating company’s long-term liquidity and balance sheet strength, because it shows an approximate relationship between a company’s total debt and the current total market value of its assets based on the current price at which the Company’s common shares trade.  However, because this measure of leverage changes with fluctuations in the Company’s share price, which occur regularly, this measure may change even when the Company’s earnings, interest and debt levels remain stable.

Transaction Accretion (Dilution) – Represents the spread between the Acquisition Cap Rate and the Disposition Yield.

Turnover – Total residential move-outs (including inter-property and intra-property transfers) divided by total residential apartment units.

Unencumbered NOI % – Represents NOI generated by consolidated real estate assets unencumbered by outstanding secured debt as a percentage of total NOI generated by all of the Company's consolidated real estate assets.

Unlevered Internal Rate of Return (“IRR”) – The Unlevered IRR on sold properties is the compound annual rate of return calculated by the Company based on the timing and amount of: (i) the gross purchase price of the property plus any direct acquisition costs incurred by the Company; (ii) total revenues earned during the Company’s ownership period; (iii) total direct property operating expenses (including real estate taxes and insurance) incurred during the Company’s ownership period; (iv) capital expenditures incurred during the Company’s ownership period; and (v) the gross sales price of the property net of selling costs.

The calculation of the Unlevered IRR does not include an adjustment for the Company’s general and administrative expense, interest expense (including loan assumption costs and other loan-related costs) or property management expense.  Therefore, the Unlevered IRR is not a substitute for net income as a measure of our performance.  Management believes that the Unlevered IRR achieved during the period a property is owned by the Company is useful because it is one indication of the gross value created by the Company’s acquisition, development, renovation, management and ultimate sale of a property, before the impact of Company overhead.  The Unlevered IRR achieved on the properties as cited in this release should not be viewed as an indication of the gross value created with respect to other properties owned by the Company, and the Company does not represent that it will achieve similar Unlevered IRRs upon the disposition of other properties.  The weighted average Unlevered IRR for sold properties is weighted based on all cash flows over the investment period for each respective property, including net sales proceeds.

4th Quarter 2018 Earnings Release	30